SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 25, 2006

HealthSouth Corporation (Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

1-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

One HealthSouth Parkway, Birmingham, Alabama 35243 (Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03. Material Modification to Rights of Security Holders.

The disclosure included under Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

ITEM 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

HealthSouth Corporation (the "Company") filed a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Charter Amendment") to: (i) effect a one-for-five reverse stock split (the "Reverse Stock Split") of the Company's common stock, par value $0.01 per share (the "Common Stock"), whereby each issued and outstanding five (5) shares of Common Stock were combined into and became one (1) share of Common Stock, and (ii) decrease the number of authorized shares of the Company's Common Stock from six hundred million (600,000,000) shares to two hundred million (200,000,000) shares. The Charter Amendment became effective as of the close of business on October 25, 2006. As previously announced, the Charter Amendment was approved by the Company's stockholders at a special meeting of stockholders held on October 18, 2006. To avoid the existence of fractional shares of Common Stock, stockholders who would otherwise be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split will receive a cash payment in lieu thereof.

The foregoing description of the Charter Amendment is not complete and is qualified in its entirety by the text of the Charter Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

ITEM 8.01. Other Events.

On October 26, 2006, the Company issued a press release, a copy of which is attached hereto as Exhibit 99 and incorporated herein by reference, announcing the effectiveness of the Company's relisting of its Common Stock on the New York Stock Exchange (the "NYSE") under the ticker symbol “HLS.”

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/s/ John P. Whittington
Name: John P. Whittington Title: Executive Vice President, General Counsel and Corporate Secretary

Dated: October 31, 2006

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to the Restated Certificate of Incorporation of HealthSouth Corporation, effective as of October 25, 2006.

99	Press release of HealthSouth Corporation, dated October 26, 2006.